DISTRIBUTION AGREEMENT


        AGREEMENT made this 1st day of August, 2007, between Vintage Mutual Funds, Inc. (the "Company"), having an office at 1415 28th Street, Century II Building, West Des Moines, Iowa 50266, and Foreside Distribution Services, L.P. ("Distributor"), having an office at 100 Summer Street, Boston, Massachusetts 02110.

        WHEREAS, the Company is an open-end management investment company, organized as a Maryland corporation and registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, it is intended that Distributor act as the distributor of the shares of beneficial interest ("Shares") of each series of the Company, as listed on Schedule A, and such series as are hereafter created (all of the foregoing series individually referred to herein as a "Fund" and collectively as the "Funds").

        NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.      SERVICES AS DISTRIBUTOR.

        1.1 Distributor will act as agent of Company on behalf of each Fund for the distribution of the Shares covered by the registration statement of the Company then in effect under the Securities Act of 1933, as amended (the "Securities Act") and the 1940 Act. As used in this Agreement, the term "registration statement" shall mean the registration statement of the Company and any amendments thereto, then in effect, including Parts A (the Prospectus), B (the Statement of Additional Information) and C of each registration statement, as filed on Form N-1A, or any successor thereto, with the Commission, together with any amendments thereto. The term "Prospectus" shall mean the then-current form of Prospectus and Statement of Additional Information used by the Funds, in accordance with the rules of the Commission, for delivery to shareholders and prospective shareholders after the effective dates of the above-referenced registration statements, together with any amendments and supplements thereto.

        1.2 Consistent with the understanding between the Funds and the Distributor, Distributor may solicit orders for the sale of the Shares and may undertake such advertising and promotion as it believes reasonable in connection with such solicitation. The Company understands that Distributor is now and may in the future be the distributor of the shares of many other investment companies or series, including investment companies having investment objectives similar to those of the Company. The Company further understands that shareholders and potential shareholders in the Company may invest in shares of such other investment companies. The Company agrees that Distributor's duties to other investment companies shall not be deemed in conflict with its duties to the Company under this Section 1.2.

        1.3 Consistent with the understanding between the Funds and the Distributor, and subject to the last sentence of this Section 1.3, Distributor may engage in such activities as it deems appropriate in connection with the promotion and sale of the Shares, which may include advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of Prospectuses to prospective shareholders other than current shareholders, and the printing and mailing of sales literature. Distributor may enter into dealer agreements and other selling agreements with broker-dealers and other intermediaries; provided, however, that Distributor shall have no obligation to make any payments to any third parties, whether as finder's fees, compensation or otherwise, unless (i) Distributor has received a corresponding payment from the applicable Fund's Distribution Plan (as defined in Section 2 of this Agreement), the Fund's investment adviser (the "Adviser") or from another source as may be permitted by applicable law, and (ii) such corresponding payment has been approved by the Company's Board of Directors (the "Board").

        1.4 In its capacity as distributor of the Shares, all activities of the Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

        1.5 Whenever in their judgment such action is warranted by unusual market, economic or political conditions or by abnormal circumstances of any kind, the Company's officers may upon reasonable notice instruct the Distributor to decline to accept any orders for or make any sales of the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

        1.6 The Company agrees to inform the Distributor from time to time of the states in which the Fund or its administrator has registered or otherwise qualified shares for sale, and the Company agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Distributor may designate.

        1.7 The Company shall furnish from time to time, for use in connection with the sale of the Shares, such supplemental information with respect to the Funds and the Shares as Distributor may reasonably request; and the Company warrants that the statements contained in any such supplemental information will fairly show or represent what they purport to show or represent. The Company shall also furnish Distributor upon request with: (a) unaudited semi-annual statements of the Funds' books and accounts prepared by the Company, (b) a monthly itemized list of the securities in the Funds, (c) monthly balance sheets as soon as practicable after the end of each month, and (d) from time to time such additional information regarding the financial condition of the Funds as the Distributor may reasonably request.

        1.8 The Company represents and warrants to Distributor that all registration statements, and each Prospectus, filed by the Company with the Commission under the Securities Act and the 1940 Act shall be prepared in conformity with requirements of said Acts and rules and regulations of the Commission thereunder. The registration statement and Prospectus shall contain all statements required to be stated therein in conformity with said Acts and the rules and regulations of the Commission thereunder, and all statements of fact contained in any such registration statement and Prospectus are true and correct in all material respects. Furthermore, neither any registration statement nor any Prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. The foregoing representations and warranties shall continue throughout the term of this Agreement and be deemed to be of a continuing nature, applicable to all Shares distributed hereunder. The Company may, but shall not be obligated to, propose from time to time such amendment or amendments to any registration statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the Company's counsel, be necessary or advisable. If the Company shall not propose any amendment or amendments and/or supplement or supplements within 15 days after receipt by the Company of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement. In such case, the Distributor will be held harmless from, and indemnified by the Company for, any liability or loss resulting from the failure to implement such amendment. The Company shall not file any amendment to any registration statement or supplement to any Prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Company's right to file at any time such amendments to any registration statement and/or supplements to any Prospectus, of whatever character, as the Company may deem advisable, such right being in all respects absolute and unconditional.

        1.9 The Company authorizes the Distributor and dealers to use any Prospectus in the form furnished by the Company from time to time in connection with the sale of the Shares.

        1.10 The Distributor may utilize agents in its performance of its services and, with prior notice to the Company, appoint in writing other parties qualified to perform specific administration services reasonably acceptable to the Company (individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of the Distributor and not the agent of the Company, and that the Distributor shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent.

        1.11 The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Distributor's part in the performance of its duties, from reckless disregard by the Distributor of its obligations and duties under this Agreement, or from the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder. The Company agrees to indemnify, defend and hold harmless the Distributor, its officers, partners, employees, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act (collectively, "Distributor Indemnitees"), from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) (collectively, "Claims") which the Distributor Indemnitees may incur under the Securities Act or under common law or otherwise (a) as the result of the Distributor acting as distributor of the Funds and entering into selling agreements, participation agreements, shareholder servicing agreements or similar agreements with financial intermediaries on behalf of the Company; (b) arising out of or based upon (i) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any registration statement or any Prospectus or necessary to make the statements therein not misleading, or (iii) any untrue statement, or alleged untrue statement, of a material fact in any Company-related advertisement or sales literature, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, in either case notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor; or (c) arising out of or based upon the electronic processing of orders over the internet at the Company's request; provided, however, that the Company's agreement to indemnify the Distributor Indemnitees pursuant to this Section 1.11 shall not be construed to cover any Claims (A) pursuant to subsection (b) above to the extent such untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Company by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, advertisement or sales literature; (B) arising out of or based upon the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its duties or the Distributor's reckless disregard of its obligations and duties under this Agreement; or (C) arising out of or based upon the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

        In the event of a Claim for which the Distributor Indemnitees may be entitled to indemnification hereunder, the Distributor shall provide the Company with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within 10 days of such receipt. The Company will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Company and approved by the Distributor, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Company's part, the Distributor shall have the right to participate in the defense. In the event the Company elects to assume the defense of any such suit and retain counsel of good standing so approved by the Distributor, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Company does not elect to assume the defense of any such suit or in case the Distributor reasonably withholds approval of counsel chosen by the Company, the Company will reimburse the Distributor Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.11. The Company's indemnification agreement contained in this Section 1.11 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees, and shall survive the delivery of any Shares.

        1.12 The Distributor agrees to indemnify, defend and hold harmless the Company, its officers, Directors, employees, and any person who controls the Company within the meaning of Section 15 of the Securities Act (collectively, "Company Indemnitees"), from and against any and all Claims which the Company Indemnitees may incur under the Securities Act or under common law or otherwise, arising out of or based upon (a) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement, Prospectus, or Company-related advertisement or sales literature, or upon any omission, or alleged omission, to state a material fact in such materials that would be necessary to make the information therein not misleading, which untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Company by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, or advertisement or sales literature; (b) the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its duties, or the Distributor's reckless disregard of its obligations and duties under this Agreement, or (c) the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder (other than in respect of Company-related advertisements or sales literature that fails to comply with applicable laws notwithstanding the exercise of reasonable care in the preparation and review thereof by the Distributor).

        In the event of a Claim for which the Company Indemnitees may be entitled to indemnification hereunder, the Company shall provide the Distributor with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within ten (10) days of such receipt. The Distributor will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Distributor and approved by the Company, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Distributor's part, the Company shall have the right to participate in the defense. In the event the Distributor elects to assume the defense of any such suit and retain counsel of good standing so approved by the Company, the Company Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Distributor does not elect to assume the defense of any such suit or in case the Company reasonably withholds approval of counsel chosen by the Distributor, the Distributor will reimburse the Company Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.12. The Distributor's indemnification agreement contained in this Section 1.12 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Company Indemnitees, and shall survive the delivery of any Shares.

        1.13 No Shares shall be offered by either the Distributor or the Company under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Company if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if and so long as a current Prospectus as required by Section 10(b)(2) of said Securities Act is not on file with the Commission; provided, however, that: (a) the Distributor will not be obligated to cease offering shares until it has received from the Company written notice of such events, and
(b) nothing contained in this Section 1.13 shall in any way restrict or have an application to or bearing upon the Company's obligation to repurchase Shares from any shareholder in accordance with the provisions of the Company's Prospectus, Agreement and Articles of Incorporation, or Bylaws.

        1.14 The Company agrees to advise the Distributor as soon as reasonably practical by a notice in writing delivered to the Distributor:

        (a) of any request by the Commission for amendments to the registration statement or Prospectus then in effect or for additional information;

        (b) in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or Prospectus then in effect or the initiation by service of process on the Company of any proceeding for that purpose;

        (c) of the happening of any event that makes untrue any statement of a material fact made in the registration statement or Prospectus then in effect or which requires the making of a change in such registration statement or Prospectus in order to make the statements therein not misleading; and

        (d) of any action of the Commission with respect to any amendment to any registration statement or Prospectus which may from time to time be filed with the Commission, which could reasonably be expected to have a material negative impact upon the offering of Shares.

        For purposes of this section, informal requests by or acts of the Staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon the offering of Shares.

2.      FEES.

        2.1 Attached as Schedule B to this Agreement are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the "Distribution Plan"). The Funds will deliver to Distributor promptly after any changes thereto updated copies of the Distribution Plan. For its services under this Agreement, the Distributor shall be compensated as set forth on Schedules C and D to this Agreement. If the Funds have a Distribution Plan that permits and authorizes them to compensate the Distributor and required board approvals have been given, then the Funds shall be responsible for all such compensation or such portions of it as have been permitted and authorized under the Distribution Plan. It is contemplated by the Distributor that the Adviser shall compensate the Distributor for its provision to the Funds of any distribution services for which the Funds are not authorized to compensate the Distributor. The fees set forth on Schedules C and D are subject to change by Distributor upon 30 days advance notice.

        2.2 If: (i) the Distributor properly receives fees from the Funds under the Distribution Plan, other than for services rendered or expenses incurred, that the Distributor is not obligated to pay to third party broker-dealers, plan administrators or others ("Retained Fees"), and (ii) the Funds have authority under the Distribution Plan to pay for some or all of the Distributor's services under this Agreement ("Permitted Services"), then all of the Retained Fees will either be (a) returned to the Funds and/or (b) credited against the compensation payable by the Funds to the Distributor for Permitted Services; provided, however, that in no event shall any Retained Fees be applied in a manner that results in a reduction of any obligation of the Adviser to compensate the Distributor for services under this Distribution Agreement.

3. SALE AND PAYMENT.

        3.1 Shares of a Fund may be subject to a sales load and may be subject to the imposition of a distribution fee pursuant to the Distribution Plan referred to above. To the extent that Shares of a Fund are sold at an offering price which includes a sales load or subject to a contingent deferred sales load with respect to certain redemptions (either within a single class of Shares or pursuant to two or more classes of Shares), such Shares shall hereinafter be referred to collectively as "Load Shares" (and in the case of Shares that are sold with a front-end sales load, "Front-end Load Shares", or Shares that are sold subject to a contingent deferred sales load, "CDSL Shares"). Funds that issue Front-End Load Shares shall hereinafter be referred to collectively as "Front-End Load Funds." Funds that issue CDSL Shares shall hereinafter be referred to collectively as "CDSL Funds." Front-end Load Funds and CDSL Funds may individually or collectively be referred as "Load Funds." Under this Agreement, the following provisions shall apply with respect to the sale of, and payment for, Load Shares.

        3.2 The Distributor shall have the right to offer Load Shares at their net asset value and to sell such Load Shares to the public against orders therefor at the applicable public offering price, as defined in Section 4 hereof. The Distributor shall also have the right to sell Load Shares to dealers against orders therefor at the public offering price less a concession determined by the Distributor, which concession shall not exceed the amount of the sales charge or underwriting discount, if any, referred to in Section 4 below.

        3.3 Prior to the time of delivery of any Load Shares by a Load Fund to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Load Fund or to its order an amount in New York cleared funds equal to the applicable net asset value of such Shares. The Distributor may retain so much of any sales charge or underwriting discount as is not allowed by the Distributor as a concession to dealers.

4.      PUBLIC OFFERING PRICE.

        The public offering price of a Load Share shall be the net asset value of such Load Share next determined, plus any applicable sales charge, all as set forth in the current Prospectus of the Load Fund. The net asset value of Load Shares shall be determined in accordance with the then-current Prospectus of the Load Fund.

5.      ISSUANCE OF SHARES.

        The Company reserves the right to issue, transfer or sell Load Shares at net asset values (a) in connection with the merger or consolidation of the Company or the Load Fund(s) with any other investment company or the acquisition by the Company or the Load Fund(s) of all or substantially all of the assets or of the outstanding Shares of any other investment company; (b) in connection with a pro rata distribution directly to the holders of Shares in the nature of a stock dividend or split; (c) upon the exercise of subscription rights granted to the holders of Shares on a pro rata basis; (d) in connection with the issuance of Load Shares pursuant to any exchange and reinvestment privileges described in any then-current Prospectus of the Load Fund; and (e) otherwise in accordance with any then-current Prospectus of the Load Fund.

6.      TERM, DURATION AND TERMINATION.

        This Agreement shall become effective with respect to each Fund as of the date first written above (the "Effective Date") (or, if a particular Fund is not in existence on such date, on the earlier of the date an amendment to Schedule A to this Agreement relating to that Fund is executed or the Distributor begins providing services under this Agreement with respect to such
Fund) and, unless sooner terminated as provided herein, shall continue through March 31, 2008. Thereafter, if not terminated, this Agreement shall continue with respect to a particular Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Company's Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) by the vote of the Company's Board or the vote of a majority of the outstanding voting securities of such Fund. This Agreement is terminable without penalty with 60 days' prior written notice, by the Company's Board, by vote of a majority of the outstanding voting securities of the Company, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning as ascribed to such terms in the 1940 Act.)

7.      PRIVACY.

        Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of, the Company to the Distributor, or collected or retained by the Distributor to perform its duties as distributor, shall be considered confidential information. The Distributor shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to the Distributor, including use under an exception in Rules 13, 14 or 15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds. The Company represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Distributor with a copy of that statement annually.

8.      ANTI-MONEY LAUNDERING COMPLIANCE.

        8.1 Each of Distributor and the Company acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. The Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Company's Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

        8.2 The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any dealer that is authorized to effect transactions in Shares of the Company.

        8.3 Each of Distributor and the Company agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto ("AML Operations"). Distributor undertakes that it will grant to the Company, the Company's anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of Distributor's AML Operations, books and records pertaining to the Company only. It is expressly understood and agreed that the Company and the Company's compliance officer shall have no access to any of Distributor's AML Operations, books or records pertaining to other clients of Distributor.

9.      NOTICES.

        Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it at 1415 28th Street, Suite 200, West Des Moines, Iowa 50266 Attention: Amy Mitchell; and if to Distributor, to it at 100 Summer Street, Boston, Massachusetts 02110, Attention: Broker Dealer Chief Compliance Officer, with a copy to Foreside Distribution Services, 3435 Stelzer Road, Columbus, Ohio 43219, Attention: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

10.     CONFIDENTIALITY.

        During the term of this Agreement, the Distributor and the Company may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to the Distributor or the Company which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other's Confidential Information. Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

10.     GOVERNING LAW.

        This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act.

11.     PRIOR AGREEMENTS.

        This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

12. AMENDMENTS.

        No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                           *    *    *    *    *    *

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.


                                        Vintage Mutual Funds, Inc.



                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:



                                        Foreside Distribution Services, L.P.

                                        By:

                                        By:
                                            ------------------------------------
                                        Name:  Brian K. Bey

                                        Title: President

                                   SCHEDULE A


                                      FUNDS

                               LIQUID ASSETS FUND

                         INSTITUTIONAL MONEY MARKET FUND

                           INSTITUTIONAL RESERVES FUND

                              MUNICIPAL ASSETS FUND

                         VINTAGE LIMITED TERM BOND FUND

                                VINTAGE BOND FUND

                           VINTAGE MUNICIPAL BOND FUND

                                   SCHEDULE B

                                DISTRIBUTION PLAN



                           VINTAGE MUTUAL FUNDS, INC.

                           DISTRIBUTION & SHAREHOLDER
                                  SERVICE PLAN



         DISTRIBUTION AND SHAREHOLDER SERVICE PLAN, dated as of April 9, 1998, of the Vintage Mutual Funds, Inc., a Maryland corporation (hereinafter the "Company").

                               W I T N E S S E T H

         WHEREAS, the Company, its series (each referred to as a "Fund" or collectively as "Funds") are engaged in business as open-end management investment companies and are registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

         WHEREAS, Rule 12b-1 under the Investment Company Act of 1940 ("Rule 12b-1") provides that, except as provided in Rule 12b-1, it shall be unlawful for any registered open-end management investment company (other than such company complying with the provisions of Section 10(d) under the Investment Company Act of 1940 (the "1940 Act")) to act as distributor of securities of which such company is the issuer, except through an underwriter; and

         WHEREAS, Rule 12b-1 provides that a registered open-end management investment company will be deemed to be acting as a distributor of securities of which it is the issuer, other than through an underwriter, if it engages directly or indirectly in financing any activity which is primarily intended to result in the sale of shares issued by such company, including, but not necessarily limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature; and

         WHEREAS, the Company has appointed Foreside Distribution Services, L.P. ("Distributor"), the distributor of the Funds pursuant to a Distribution
Agreement under which the Distributor agrees to distribute and pay the costs of distributing shares of the Funds (the "Shares"),and, where applicable, each class of shares ("Class") which Shares shall be issued in series corresponding to the portfolios of the Funds, in consideration of all of which the Distributor shall receive fees and reimbursements from the Funds as provided in the Distribution Agreement; and

         WHEREAS, Rule 12b-1 provides that a registered, open-end management company may act as a distributor of securities, of which it is the issuer, provided that any payments made by such company in connection with such distribution are made pursuant to a written plan describing all material aspects of the proposed financing of distribution and that all agreements with any person relating to implementation of the plan are in writing and provided further that certain additional conditions are met; and

         WHEREAS, the Company recognizes and agrees that (a) the Distributor may retain the services of broker/dealer firms ("Firms") and other financial services firms (collectively, "Participating Organizations") to facilitate purchases and provide other services to shareholders, (b) the Distributor intends to compensate each Participating Organization which sells Shares at the rates? set forth in Schedule 1 hereto, as such may be revised from time to time, and (c) the Distributor may make such payments out of the fee paid to the Distributor hereunder, its profits or any other source available to it, to the Participating Organizations for such services; and

         WHEREAS, the Board of Directors of the Company and the Shareholders of the Company have previously adopted various forms of Distribution Plans for the Company's various Funds and classes of shares of such Funds; and

         WHEREAS, the Board of Directors of the Company desire to amend and restate the various Plans as one plan applicable to each of the Funds and classes of shares as may be appropriate; and

         WHEREAS, such amendment and restatement of the Plans does not effect any increase in the fees payable under the various Plans nor make any material changes in the provisions and terms of such Plans; and

         WHEREAS, the Board of Directors of the Company, in considering whether it should adopt and implement this Plan as to the Funds, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Funds for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the Funds and their shareholders;

         NOW, THEREFORE, the Board of Directors of the Company hereby amends and restates the Distribution Plan for the Funds in accordance with Rule 12b-1, on the following terms and conditions:

         Section 1.     Allocation of Responsibilities.

         (a) The Company shall be solely responsible for all actions required to be taken in connection with the offer, sale and distribution of the Shares, other than such actions as are expressly assumed by the Distributor pursuant to
(1) the terms of this Plan and (2) the Distribution Agreement, which complies? with the provisions of Sections 6 and 7 of this Plan.

         (b) The Distributor shall be solely responsible for (1) the distribution of and payment of the costs of distribution of the Shares, which costs shall include, by way of example, but not by way of limitation, compensation paid to registered representatives of the Distributor and to Firms that has entered into sales agreements with the Distributor, the costs of preparing, printing and distributing sales literature, the costs of preparing and running advertisements on radio, television, newspapers or magazines, costs connected with the use of a "toll-free" telephone number for the Funds and other distribution-related expenses, but excluding fees and expenses of registering and qualifying the Funds and the Shares for distribution under federal and state securities laws; (2) such other responsibilities assumed by the Distributor pursuant to the Distribution Agreement; and (3) any other responsibilities in connection with the distribution of the Shares assumed by the Distributor pursuant to a written agreement which complies with Sections 6 and 7 of this Plan.

         Section 2.    Payment of Costs of Distribution.

         (a) As long as the Distribution Agreement, or any amendment thereto complying with Sections 6 and 7 of this Plan, shall remain in effect, as consideration for all services performed and expenses incurred in the performance of its obligations under the Distribution Agreement, the Funds shall pay the Distributor a daily distribution fee payable monthly as provided in
Schedule 1 to the Distribution Agreement as it may be amended from time to time, provided that the maximum annual fee may not be increased except as provided in
Section 7 of this Plan. Average daily net assets shall be computed in accordance with the currently effective Prospectus of the Fund.

         (b) The Funds understand that agreements between the Distributor and the Dealers may provide for payment of fees to Dealers to encourage the sale of Shares and may provide for a portion (which may be all or substantially all) of the fees payable by the Funds to the Distributor under the Distribution Agreement to be paid by the Distributor to the Dealers in consideration of the Dealers' services as dealers of the Shares. The Funds further understand that the Distributor intends to enter into agreements with Participating Organizations that are not Dealers. Insofar as Participating Organizations are not Dealers, they will be compensated under the Plan solely for administrative and shareholder services for their clients who wish to invest in the Funds. None of the services provided by such Participating Organizations other than Dealers will involve the solicitation or sale of Shares of the Fund. Nothing in this Plan shall be construed as requiring the Funds to make any payment to any Participating Organization or to have any obligations to any Participating Organization in connection with services as a dealer of the Shares. The Distributor shall agree and undertake that any agreement entered into between the Distributor and any Participating Organization shall provide that such Participating Organization shall look solely to the Distributor for compensation for its services thereunder and that in no event shall such Dealer seek any? payment from the Fund.

         (c) The Advisor to the Funds may, at its option, make payments from its own resources to cover the costs of additional distribution activities.

         (d) This Plan shall be subject to limitations imposed by the Sales Charge Rule, unless the Funds, the Distributor or any other person obtain exemptive relief from the provisions of the Sales Charge Rule of Article III,
Section 26 of the NASD Rules of Fair Practice RE: Regulations by the NASD of Mutual Fund Asset-Based Sales Charges as described in NASD Notice to Members 90-56.

         (e) The Fund shall pay all fees and expenses of any independent auditor, legal counsel, investment advisor, administrator, transfer agent, custodian, shareholder servicing agent, registrar or dividend disbursing agent of the Fund; expenses of distributing and redeeming Shares and servicing shareholder accounts; expenses of preparing notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Fund, except that the Distributor shall be responsible for the expenses of printing (excluding typesetting) and distributing prospectuses to prospective shareholders as provided in paragraphs 1 and 2 hereof; expenses connected with the execution, recording and settlement of portfolio security transaction; insurance premiums; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification of Shares.

         Section 3.   Portfolio Approvals.

         (a) The Funds represent that this Plan, together with the Distribution Agreement, has been approved by a vote of the Board of Directors of the Company and of the Directors of the Company who are not interested persons of the Funds, as defined in Section 2(a) (19) of the 1940 Act and the rules, regulations and releases relating thereto, and have no direct or indirect financial interest in the operation of the Plan, or in the Distribution Agreement, or any other agreement related to the Plan ("Interested Persons"), cast in person at a meeting called for the purpose of voting on the Plan and the Distribution Agreement.

         (b) In approving the Plan and the Distribution Agreement, the Directors have undertaken the following:

                (1) The Directors have concluded, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and Sections 36(a) and 36(b) of the 1940 Act, that the Plan will benefit the Funds and their shareholders.

                (2) The Directors have requested and evaluated such information as was reasonably necessary to an informed determination of whether the Plan should be implemented, and, in connection therewith, officials of the Distributor, as a party to agreements related to the Plan, have furnished such information reasonably necessary for the foregoing purposes.

                (3) The Directors have considered and given appropriate weight to all pertinent factors, including, without limitation, the following:

                        (A) the need for independent counsel or experts to assist the Directors in reaching a determination;

                        (B) the nature of the problems or circumstances which purportedly make implementation of the Plan necessary or appropriate;

                        (C)     the causes of such problems or circumstances;

                        (D) the way in which the Plan would address these problems or circumstances and how it would be expected to resolve or alleviate them, including the nature and approximate amount of the expenditures to the overall cost structure of the Fund, the nature of the anticipated benefits and the time it would take for those benefits to be achieved;

                        (E)     the merits of possible alternative plans;

                        (F) the interrelationship between the Plan and the activities of any other person who finances or has financed distribution of the Shares, including whether any payments by the Funds to such other person are made in such a manner as to constitute the indirect financing of distribution by the Funds; and

                        (G) the possible benefits of the Plan to any other person relative to those expected to inure to the Funds.

Section 4. Reports to and Review by the Board of Directors of the Funds.

         (a) Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan, the Distribution Agreement or any other agreement related to the Plan shall provide the Board of Directors of the Company and the Board of Directors of the Company shall review, at least quarterly, a written report of the specific purposes for which such expenditures were made.

         (b) The Distribution Agreement and any other agreement related to the Plan shall, by their respective terms, provide that appropriate officers of the Distributor, or any party to such other agreement, shall provide the Directors of the Company with such information as may be reasonably necessary to the Directors of the Company for the purposes required by Sections 3(a), 3(b) and 8(d) of this Plan.

Section 5.   Selection of Directors.

         In connection with the implementation and continuation of the Plan, the Company hereby undertakes to commit the selection and nomination of Directors of the Company who are not Interested Persons to a committee comprised of such Directors who are not such Interested Persons.

Section 6.   Concerning the Distribution
Agreement and Other Agreements Related to the Plan.

         In addition to the requirements contained in Sections 4(b) and 8 of the Plan, the Distribution Agreement and any other agreement related to the Plan shall be in writing and shall provide in substance that such agreement shall be terminated:

         (a) at any time, without the payment of any penalty, by vote of a majority of the members of the Board of Directors of the Company who are not Interested Persons or by vote of a majority of the outstanding Shares of the Funds on not more than sixty (60) days' written notice to the other party thereto; provided that if a majority of the outstanding Shares of any Fund votes to terminate this Plan, such termination shall be effective with respect to such Fund, whether or not the shareholders of any other Fund have voted to terminate this Plan; and

         (b) automatically, in the event of its assignment.

Section 7.     Amendments and Modifications.

         The Plan, the Distribution Agreement and any other agreement related to the Plan shall not be amended, modified or superseded except by an agreement in writing, and, in addition:

         (a) may not be amended to increase materially the amount to be spent for costs of distribution of any Fund, as provided in Section 2 of this Plan, without the approval of a majority of the outstanding Shares of such Fund subject to such increase; and

         (b) may not be amended in any material manner unless such amendment has been approved in the manner provided in, and consistent with the procedures specified by, Sections 3(a), 3(b) and 8(d) of this Plan.

         (c) If a majority of the outstanding Shares of any Fund votes to amend this Plan, such amendment shall be effective with respect to such Fund, whether or not the Shareholders of any other Fund vote to adopt such amendment.

Section 8.   Continuation and Termination.

         (a) The Plan shall terminate automatically in the event the shareholder approval required pursuant to Section 10 is not received.

         (b) The Plan, the Distribution Agreement and any other agreement related to the Plan shall continue in effect for a period of more than one (1) year from its adoption only as long as the continuance is specifically approved in the manner described in subsection (d) of this Section 8.

         (c) The Plan may be terminated at any time by a majority of the members of the Board of Directors of the Company who are not Interested Persons or by vote of a majority of the outstanding Shares of the Funds.

         (d) In determining whether the Plan shall be continued or terminated as provided in Section 8, the Directors of the Company shall make such determination in the manner provided in, and consistent with the procedures specified by, Sections 3(a) and 3(b) of this Plan; provided that, in addition to the factors specified in Section 3(b) (3), the Directors of the Company shall also consider and give appropriate weight to the following factors:

                (1)     the effect of the Plan on existing shareholders; and

                (2) whether the Plan has, in fact, produced the anticipated benefits for the Funds and their shareholders.

Section 9.     Preservation of Information.

     (a) The Fund shall, for a period of not less than six (6) years, preserve the following information and documentation:

                (1)     the Plan;

                (2)     the Distribution Agreement;

                (3)     any other agreement related to the Plan;

                (4)     any report made pursuant to Section 4 of the Plan; and

                (5) all minutes which are recorded as a result of the requirements of Sections 3, 7 or 8 of the Plan and which relate to the approval, amendment or continuation of the Plan, the Distribution Agreement or any other agreement related to the Plan.

         (b) With respect to the information and documentation required to be preserved pursuant to subsection (a) of this Section 9, such information and documentation shall be preserved in an easily accessible place for a period of not less than two (2) years.

Section 10.    Shareholder Approval and Effective Date.

         The effective date of this Plan shall be the date upon which this Plan is approved by a vote of the holders of at least a majority of the Shares of each Fund and, where applicable, each Class; provided that, if a majority of the Shares of any Fund and, where applicable, each Class approves this Plan, it shall be effective with respect to such approving Fund, whether or not the Shareholders of any other Fund vote to approve this Plan. Wherever referred to in this Plan, the vote or approval of the holders of a majority of the outstanding Shares of the Funds or any Fund shall mean the vote of (a) sixty-seven percent (67%) of such outstanding Shares present at a meeting if the holders of more than fifty percent (50%) of such outstanding Shares are present in person or by proxy or (b) more than fifty percent (50%) of such outstanding shares, whichever is lesser.

         The Plan was last adopted by the Board of Directors on October 30, 1997, and by the Shareholders of each of the series and class as appropriate as follows:

Fund                                  Class                Date of Approval


Liquid Assets                       "S" Shares            February 13, 1998

Liquid Assets                       "S2" Shares           February 13, 1998

Municipal Assets                    "S" Shares            February 13, 1998

Vintage Limited Term                                      February 13, 1998

Vintage Bond                                              February 13, 1998

Vintage Municipal Bond                                    February 13, 1998

Institutional Money Market Fund                           December 1, 2004

Institutional Reserves Fund                               November 17, 1999

                                    Exhibit A
                                   Schedule 1
                                Distribution Fees
                           Vintage Mutual Funds, Inc.


                                                                      Maximum
                                        Annual Fee                    Present
Fund/Class                               Per Plan                   Approved Fee

Institutional Reserves                    0.25%                        0.00%

Institutional Money Market                0.25%                        0.00%

Liquid Assets
     "S" Shares                           0.50%                        0.40%
     "S2" Shares                          0.25%                        0.15%

Municipal Assets
     "S" Shares                           0.25%                        0.15%

Vintage Limited Term                      0.25%                        0.00%

Vintage Bond                              0.25%                        0.00%

Vintage Municipal Bond                    0.25%                        0.00%


As amended December 1, 2004.

                                   SCHEDULE C

         COMPENSATION OF THE DISTRIBUTOR

1. BASIC DISTRIBUTION SERVICES. For providing the distribution entity and related infrastructure and platform, including requisite registrations and qualifications, premises, personnel, compliance, ordinary fund board meeting preparation, maintenance of selling agreements, clearance of advertising and sales literature with regulators, filing appropriate documentation for advisory representatives to qualify as registered representatives of the Distributor (provided that the Adviser is solely responsible for its representatives' meeting examination requirements) and their related registrations and fees, ordinary supervisory services and overhead, the Distributor shall be entitled to receive compensation at an annual rate of one one-hundredth of one percent (.01%) of the average net assets of the Company subject to a maximum of $100,000, billed monthly.

2. SPECIAL DISTRIBUTION SERVICES. For special distribution services, including those set forth on Schedule D to this Agreement, such as additional personnel, registrations, printing and fulfillment, website services, proprietary distribution expertise for particular circumstances, and any other services in addition to the basic distribution services covered by Paragraph 1 above, the Distributor shall be reimbursed promptly upon invoicing its expenses for such services, including: (a) all costs to support additional personnel; (b) regulatory fees including NASD CRD costs associated with marketing materials; and (c) printing, postage and fulfillment costs, and (d) amounts payable under additional agreements to which Distributor is a party.

3. SPECIAL CONDUIT SITUATIONS. If the Distribution Plan, or any other Fund plans of distribution under Rule 12b-1 that contemplate up front and/or recurring commission and/or service payments to broker dealers, retirement plan administrators or others by the Distributor with respect to back-end loads, level loads, or otherwise, unless expressly agreed otherwise in writing between the parties, all such payments shall be made to the Distributor, which shall act as a conduit for making such payments to such broker-dealers, retirement plan administrators or others.

4. OTHER PAYMENTS BY THE DISTRIBUTOR. If the Distributor is required to make any payments to third parties in respect of distribution, which payments are contemplated by the parties to the distribution agreement or otherwise arise in the ordinary course of business, the Distributor shall be promptly reimbursed for such payments upon invoicing them.

5. FEE ADJUSTMENTS. The fixed fees and other fees expressed as stated dollar amounts in this Schedule C and in this Agreement are subject to annual increases, commencing on the one-year anniversary date of the date of this Agreement, in an amount equal to the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter," or a similar index should such index no longer be published, since such one-year anniversary or since the date of the last fee increase, as applicable.

                                   SCHEDULE D


SPECIAL DISTRIBUTION SERVICES AND FEES

------------------------------------------------------- ----------------------------------------------------
SERVICES                                                 FEES
------------------------------------------------------- ----------------------------------------------------
1.  WHOLESALING PERSONNEL SERVICES                      WHOLESALING PERSONNEL SERVICES FEES

Wholesaling Personnel may be external wholesalers       For each individual constituting the Wholesaling
and/or internal wholesalers.                            Personnel employed by the Distributor pursuant to
                                                        this Agreement, the Distributor shall receive
                                                        annually an amount equal to the sum of:

Services include soliciting support of the Funds        (i) all compensation paid annually by the
with selling broker dealers; participating in           Distributor to the employee; plus
promotional meetings, presentations, conferences
and other and forums; identifying high potential        (ii) a management oversight fee equal to:
personnel of the Adviser and selling broker
dealers; and assisting with mail solicitations and           (a) if one to four Wholesaling Personnel are
literature fulfillment.                                      employed, 30% of the salary compensation and 5%
                                                             of the bonus or commission compensation, or

                                                             (b) if five or more Wholesaling Personnel are
                                                             employed, 25% of the salary compensation and 5%
                                                             of the bonus or commission compensation;
                                                        plus

                                                        (iii) 18% of the total compensation (covering
                                                        costs of the Distributor's employee benefits
                                                        that are provided by the Distributor).


                                                        In addition, the Distributor shall be reimbursed
                                                        for all related costs to support, educate and
                                                        train and maintain compliance oversight of
                                                        Wholesaling Personnel and other personnel such
                                                        as sales management, marketing and performance
                                                        reporting personnel (including time and
                                                        expenses, continuing education, seminars, rent,
                                                        supplies, phone, computers, firm element,
                                                        license, registration)

                                                        Upon any termination of Wholesaling Personnel at
                                                        the request of the Funds or upon termination of
                                                        this Agreement by the Funds for any reason other
                                                        than cause, the Distributor will be reimbursed
                                                        its severance costs with respect to such
                                                        terminated Wholesaling Personnel.

------------------------------------------------------- ----------------------------------------------------

EXPENSES APPLICABLE TO SPECIAL DISTRIBUTION SERVICES

Except as expressly set forth above, out-of-pocket expenses incurred by Distributor in the performance of its services under this Agreement are not included in the above fees. Such out-of-pocket expenses may include, without limitation:

o       reasonable travel and entertainment costs;

o expenses incurred by the Distributor in qualifying, registering and maintaining the registration of the Distributor and each individual comprising Wholesaling Personnel as a registered representative of the Distributor under applicable federal and state laws and rules of the NASD, e.g., CRD fees and state fees;

o       Sponsorships, Promotions, Sales Incentives;

o any and all compensation to be paid to a third party as paying agent for distribution activities (platform fees, finders fees, sub-TA fees, 12b-1 pass thru, commissions, etc.);

o costs and expenses incurred for telephone service, photocopying and office supplies;

o       advertising costs;

o costs for printing, paper stock and costs of other materials, electronic transmission, courier, talent utilized in sales materials (e.g. models), design output, photostats, photography, and illustrations;

o       packaging, shipping, postage, and photocopies; and

o taxes that are paid or payable by the Distributor or its affiliates in connection with its services hereunder, other than taxes customarily and actually imposed upon the income that the Distributor receives hereunder.